UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  04/04/2005

Wells Real Estate Investment Trust II, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  333-107066

MD	20-0068852
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of Principal Executive Offices, Including Zip Code)

770-449-7800
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On April 4, 2005, Wells Real Estate Investment Trust II, Inc. (the "Registrant") entered into a purchase and sale agreement (the "Agreement") with Boston Properties, Inc. and East Pratt Street Associates Limited Partnership (collectively referred to as the "Sellers"), two entities unaffiliated with the Registrant, to purchase all of the Sellers' interest in 100 East Pratt Street (the "Property") located in Baltimore, Maryland, for a gross purchase price of $207.5 million, plus closing costs. The Property is a 28-story office building containing approximately 656,000 rentable square feet. In connection with the execution of the Agreement, the Registrant paid a non-refundable deposit of $6.0 million to an escrow agent, which will be applied to the purchase price.

Under the Agreement, the Registrant is required to pay certain closing costs including, but not limited to, attorneys' fees, title examination fees, title insurance premiums, survey fees and all other costs and expenses incurred by the Registrant in connection with the closing and consummating the transaction. The Registrant and the Sellers are each required to pay 50% of the escrow costs.

Under the Agreement, the closing of the transaction will occur on May 10, 2005; however, the Registrant and the Sellers have the right to mutually agree on an earlier closing date. The Agreement contains customary representations and warranties and customary indemnification provisions.

The Agreement provides the Registrant with the right of specific performance. Alternatively, if the Sellers willfully default on their obligations under the Agreement, the Registrant is entitled to a refund of its deposit. If the Registrant breaches its obligation to close, the Sellers have the right to keep the deposit.

The Registrant shall have the right to assign its interest in the Agreement to any entity controlled by, controlling, or under common control with, the Registrant so long as the Sellers are provided evidence satisfactory to them that the proposed assignee has the financial capability and other powers and authority necessary to perform the obligations of the Registrant under the Agreement and the Registrant remains fully liable for all obligations under the Agreement.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 5, 2005, the Registrant drew down approximately $16.0 million from its existing $430.0 million credit facility with Bank of America, N.A. to fund the acquisition of a five-story office building containing approximately 165,000 rentable square feet located in Minnetonka, Minnesota (the "5995 Opus Parkway Building"). Following this draw, approximately $16.0 million is currently outstanding under the credit facility. Borrowings under the credit facility bear interest at LIBOR plus 225 basis points or the base rate plus 50 basis points, at the Registrant's option. The base rate for any day is the higher of the Federal Funds Rate for such day plus 50 basis points or Bank of America's prime rate for such day. Under the terms of the credit facility, the Registrant is required to repay outstanding principal and accrued interest by May 10, 2005. Effective November 11, 2004, the agreement allows the Registrant to borrow up to 60% of the aggregate cost of the subset of lender-approved properties with an aggregate average occupancy rate of 85% (the "Borrowing Base"). Based on the value of the Borrowing Base properties, the Registrant has approximately $291.6 million in remaining capacity under the $430.0 million credit facility. The credit facility is secured by mortgages on all lender-approved properties. In the event the Registrant is in default under the facility, the lender may elect to foreclose on some or all of the secured properties.

Item 7.01.    Regulation FD Disclosure

On April 5, 2005, the Registrant issued a press release announcing the acquisition of the 5995 Opus Parkway Building. This press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein are deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.

Item 9.01.    Financial Statements and Exhibits

EX-99.1    Press Release for Acquisition of the 5995 Opus Parkway Building.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Wells Real Estate Investment Trust II, Inc.

Date: April 07, 2005.	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release dated April 5, 2005